Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

NETGEAR, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	NETGEAR, Inc. 2016 Equity Plan, as amended Common Stock, par value $0.001 per share	Other (2)	2,000,000	$13.65 (2)	$27,300,000	$0.00011020	$3,008
Total Offering Amounts					$27,300,000		—
Total Fee Offsets							—
Net Fee Due							$3,008

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock of NETGEAR, Inc. (the “Registrant”) that become issuable under the NETGEAR, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Estimated in accordance with Rule 457(h) and Rule 457 (c) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices per share of the Registrant’s common stock on July 31,2023, as reported on The Nasdaq Global Select Market.